NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

HIGHEST ANNIVERSARY ENHANCED DEATH BENEFIT OPTION

GUARANTEED MINIMUM DEATH BENEFIT (“GMDB”) OPTION

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the Option Effective Date stated in the Option Specifications Page. This option is only available at the time of application. To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract accordingly. Terms not defined in this option have the meaning given to them in the Contract.

On the Option Effective Date, the Annuitant must be no older than the Maximum Annuitant Age shown on the Option Specifications Page, and the Contingent Annuitant, if applicable, must be no older than the Maximum Contingent Annuitant Age shown on the Option Specifications Page. The benefits described in this option will cease upon termination of the Contract or Annuitization.

The value of the Death Benefit described in this option cannot be Surrendered, in full or in part, until after the death of the Annuitant.

This option is irrevocable. However, because the purpose of this option is to provide a guaranteed minimum death benefit to the Contract Owner, the option will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in item 3 of the “Termination” section of this option.

Reports

Before Annuitization, the annual report provided for in the Contract will include the value of this guaranteed minimum death benefit option on the latest Contract Anniversary.

Additional Charge

When this option is elected, Nationwide deducts an additional charge, the Option Charge. The Option Charge is shown on the Option Specifications Page, and is assessed as an annual rate of the daily net asset value of the Variable Account. This charge will cease upon Annuitization or if the Contract is terminated and will not increase as long as the Contract remains in-force.

Definition

The following definition is added to the Contract:

Co-Annuitant - The person designated by the Contract Owner to receive the Spousal Protection benefit. Only one Co-Annuitant upon Annuitization may be the Annuitant upon whose continuation of life any annuity payments involving life contingences depends.

Parties to the Contract

The following party is added to the Contract.

Co-Annuitant

Co-Annuitants may be named for the sole purpose of utilizing the spousal protection benefit. The Co-Annuitants must be spouses and must be no older than the Maximum Co-Annuitant Age shown on the Option Specifications Page at the time they are named as such. The spousal protection benefit provides for the payment of the Death Benefit on the death of each Co-Annuitant.

One of the Co-Annuitants must be treated as the Annuitant for purposes of payment under an annuity payment option.

ICC15-VARR-0108AO	1	(Compact - Standard) (7/2015)

Enhanced Death Benefit

The dollar amount of the Death Benefit is equal to the greatest of:

(1)	the Contract Value;

(2)	total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

(3)

the greatest Contract Anniversary value before the deceased Annuitant attained the Maximum Enhanced Death Benefit Age. The Maximum Enhanced Death Benefit Age is shown on the Option Specifications Page. The Contract Anniversary value is equal to the Contract Value on a Contract Anniversary plus any Purchase Payments since that Contract Anniversary and reduced by any Surrenders since that Contract Anniversary in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender.

The Death Benefit described herein is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments. The adjustment is calculated using the following formula:

A x F + B x (1 - F)

Where:

A =

The greatest of: (1) The Contract Value; (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender; or (3) the greatest Contract Anniversary value before the deceased Annuitant attained the Maximum Enhanced Death Benefit Age. The Maximum Enhanced Death Benefit Age is shown on the Option Specifications Page. The Contract Anniversary value is equal to the Contract Value on a Contract Anniversary plus any Purchase Payments since that Contract Anniversary and reduced by any Surrenders since that Contract Anniversary in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender.

B =	The Contract Value
F =	The ratio of $3,000,000 to sum of all Purchase Payments.

Spousal Protection

The spousal protection benefit permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse. In order to take advantage of this benefit the following will apply.

(1)	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

(2)

The spouses must be Co-Annuitants. On the Option Effective Date, the Annuitant and Co-Annuitant must be no older than the Maximum Annuitant Age and the Maximum Co-Annuitant Age shown on the Option Specifications Page.

(3)	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.

(4)

No other person may be named as Contract Owner, Annuitant or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

(5)	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6)

Death of a Co-Annuitant - Prior to Annuitization, upon the death of the Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner. If the chosen Death Benefit is higher than the Contract Value at the time of death, the Contract Value will be adjusted to equal the chosen Death Benefit amount. The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

ICC15-VARR-0108AO	2	(Compact - Standard) (7/2015)

(7)

If a Co-Annuitant is added at any time after the Option Effective Date, a copy of the certificate of marriage must be provided and the date of marriage must be after the Option Effective Date. In addition, the Co-Annuitant that is added must be, as of the date the Co-Annuitant is requested to be added, no older than the Maximum Co-Annuitant Age shown on the Option Specifications Page.

The spousal protection benefit, if applicable, pays a Death Benefit (in the form of a Contract increase or an actual payment) on the death of each Co-Annuitant. In no event will Nationwide pay the Death Benefit more than twice.

Termination

This option ends upon the earliest of:

(1)	a full Surrender of the Contract,

(2)	Annuitization of the Contract; or

(3)	if the Contract Owner is changed or the Contract is assigned, this option will terminate, except in the following circumstances:
(a)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(b)	ownership of an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner;

(c)

the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(4)	the Contract Value being reduced to zero.

If this option terminates for any reason, the additional charge will also terminate.

Executed for Nationwide by:

Secretary

President

ICC15-VARR-0108AO	3	(Compact - Standard) (7/2015)

HIGHEST ANNIVERSARY ENHANCED DEATH BENEFIT OPTION

OPTION SPECIFICATIONS PAGE

Option Effective Date:	[XX/XX/XXXX	]

Option Charge:	[0.30	%]

Co-Annuitant:	[N/A	]

Maximum Annuitant Age:	[75	]

Maximum Co-Annuitant Age:	[75	]

Maximum Contingent Annuitant Age:	[75	]

Maximum Enhanced Death Benefit Age:	[80	]

Purchase Payment Limits

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner, Joint Owner, Annuitant, or Co-Annuitant, if applicable, may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any excess amount not accepted will be returned to the Contract Owner.

ICC15-VARR-0108AO	4	(Compact - Standard) (7/2015)